UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a – 101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

VeriFone Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EXPLANATORY NOTE

VeriFone Holdings, Inc. (the “Company”) is filing this information with the Securities and Exchange Commission (the “SEC”) as additional soliciting material under Rule 14a-6 of the Securities Exchange Act of 1934 in connection with the solicitation of proxies for approval of the proposed Exchange Program (defined below) at the Company’s 2009 Annual Meeting of Stockholders to be held June 23, 2009. The Company previously filed with the SEC and distributed to the Company’s stockholders the Company’s definitive Proxy Statement and Notice of Annual Meeting of Stockholders to be held June 23, 2009 (the “Notice and Proxy Statement”).

Proposal 2 of the Notice and Proxy Statement sets forth the Company’s proposed stock option exchange program (the “Exchange Program”) for employees, excluding our named executives and directors. Upon further consideration, the Company has elected to revise the proposed Exchange Program in two respects as described below.

First, the proposed Exchange Program described in Proposal 2 of the Notice and Proxy Statement contemplated the possibility of the Company making more than one exchange offer under the Exchange Program. The Company now intends to and will conduct only one exchange offer under the Exchange Program, if approved.

Second, the Company has revised the eligibility threshold of the Exchange Program such that, in addition to the other parameters stated in Proposal 2 of the Notice and Proxy Statement, stock options eligible to be exchanged under the Exchange Program must have an exercise price greater than or equal to the higher of (i) the highest closing price of our stock (as reported on the NYSE) during the 52 weeks immediately prior to the commencement of the exchange offer (the “52-week high”) or (ii) $16.25. Previously, stock options eligible for participation under the Exchange Program were those options that have been outstanding for more than 12 months and with an exercise price higher than the 52-week high.

This amendment revises the hypothetical example set forth in Proposal 2 of the Notice and Proxy Statement by reducing the number of eligible options under the hypothetical by approximately 1.0 million options and the number of replacement options by approximately 0.6 million options. Therefore, for illustrative purposes only, if the Exchange Program is implemented based on our stock options outstanding as of April 15, 2009, assuming the exchange offer commenced December 1, 2009 and assuming that our 52-week high is less than $16.25, then approximately 4.5 million of our stock options outstanding would be eligible to participate in the Exchange Program. Such eligible options would have exercise prices ranging from $16.25 per share to $44.43 per share, a weighted average exercise price of $30.38 per share and a weighted average remaining life of 4.22 years. Assuming all of the eligible options in our example were surrendered, the Company would expect to issue approximately 1.0 million stock options to replace the surrendered stock options.

In addition, approximately 0.8 million of the approximately 4.5 million eligible options were initially granted under option plans that predated the Company’s 2006 Equity Incentive Plan. Therefore, if all of the eligible options in our revised example were exchanged under the proposed Exchange Program, the number of authorized shares available for issuance under the 2006 Equity Incentive Plan would be increased by the shares underlying these 0.8 million options.

The approximate exchange ratios under our assumed hypothetical exchange offer would be revised as follows:

	Range of Exercise Price Per Share	Number of Outstanding Options	Weighted Average Exercise Price Per Share	Weighted Average Remaining Life (Years)	Approximate Exchange Ratio (1)
Group 1	$16.25 – $19.99	688,001	$19.92	5.7	1.8 for 1
Group 2	$20.15 – $26.85	120,265	$22.71	2.6	9.5 for 1
Group 3	$27.92 – $30.76	1,702,242	$29.03	3.5	7.1 for 1
Group 4	$31.50 – $36.43	1,944,462	$35.51	4.5	5.7 for 1
Group 5	$40.01 – $44.43	30,500	$44.36	4.8	6.9 for 1

(1)	The exchange ratio is expressed in terms of the number of eligible options that must be surrendered for one replacement option.

Except as revised herein, all other terms of the proposed Exchange Program remain the same. The Board of Directors continues to recommend a vote “For” the proposal to approve a stock option exchange program for our employees, excluding our named executive officers and directors.

The Notice and Proxy Statement contain important information concerning the matters to be voted on at the 2009 Annual Meeting of Stockholders, including the position of the Board of Directors with respect to those matters. The statements herein should be read in conjunction with the Company’s Notice and Proxy Statement.